                                                                     EXHIBIT 2








DEED OF VARIATION, WAIVER AND SETTLEMENT



(1)    THE LAIRD GROUP PUBLIC LIMITED COMPANY
(2)    GENCORP INC.
(3)    HENNINGES ELASTOMER UND KUNSTOFFTECHNIK GmbH & CO. KG
(4)    GDX AUTOMOTIVE SAS and
(5)    GDX AUTOMOTIVE SL

THIS DEED is made on 16 March 2002

BETWEEN:

(1) THE LAIRD GROUP PUBLIC LIMITED COMPANY (No. 55513) whose registered office is at 3 St James's Square London SW1Y 4JU ("LAIRD");

(2) GENCORP INC. whose principal place of business is PO Box 537012, Sacramento, CA 95853-7012 USA ("GenCorp");

(3) HENNINGES ELASTOMER UND KUNSTOFFTECHNIK GMBH & CO. KG whose principal place of business is Am Buchholz 4, 031547 Rehburg-Loccum, Federal Republic of Germany ("HEKG");

(4) GDX AUTOMOTIVE SAS whose principal place of business is 121 Avenue des Champs Elysees, 75008 Paris, France ("GDX"); and

(5) GDX AUTOMOTIVE SL whose principal place of business is Marques de Villamagna, No. 3 Quinta Planta, 28801, Spain ("GDX SL").


THE PARTIES AGREE AS FOLLOWS:

1.1 Save as set out in clause 7 of this Deed, each of GenCorp, HEKG, GDX and GDX SL hereby jointly and severally acknowledge receipt from Laird (on behalf of the Vendors) of the sum of Euro 11,500,000 in full and final settlement, discharge, waiver and release of all damages, costs, claims, expenses and/or other sums of whatsoever nature and whether in contract tort or otherwise, that GenCorp, HEKG, GDX and GDX SL, each on its own behalf and on behalf of any other member of the Buyer's Group, any associated company of GenCorp's, any contractor of GenCorp's and/or of any associated company of GenCorp's and/or any of GenCorp's or their respective officers, employees, agents, assignees and/or contractors (collectively with GenCorp, the "GENCORP GROUP") may now have, may at any time have had and/or may at any time hereafter have, but for the execution of this Deed, against Laird, the Vendors, the Seller's Group, any of Laird's associated companies, any contractors of Laird and/or of any associated company of Laird and/or any of Laird's or their respective officers, employees, agents and/or successors in title (collectively, "THE LAIRD GROUP") arising (whether directly, indirectly, consequentially in contract tort or otherwise howsoever) from or otherwise in connection with all other acts, matters and/or things covering and/or associated with the agreement for the sale and purchase of all of the issued shares of various companies comprising the Draftex International Car Body Seals Division entered into by Laird and GenCorp on 22 October 2000 (the "AGREEMENT") (including, but not limited to the Supply Agreements and obligations that were due to be performed by the parties on or before the date hereof pursuant to the Intellectual Property Deed, the Intellectual Property Assignments and the IT Transitional Services Procurement Agreement each as defined within the Agreement) and all other acts, matters and/or things covering and/or associated with the Agreement and including, without prejudice to the generality of the foregoing, the following:

       (a) all and any claims or rights howsoever arising under the Warranties;

       (b) all and any other claims or rights howsoever arising under the Agreement; and

       (c) all and any claims or rights howsoever arising (including any insurance claim) under the T16 contract entered into between Vickers SA and Slic Gruchet SA dated 29 December 2000 (the "T-16 CONTRACT")

       Immediately upon execution of this Deed by all the parties hereto, Laird shall provide for the transfer by CHAPS of the sum of Euro 11,500,000 to the account of GenCorp Inc. at Mellon Bank, Pittsburgh, Pennsylvania USA (ABA No. 043000261), Account No. 128-7429 (GenCorp contact: Nabara Kazimi, 916-355-5231).

1.2 Save as set out in clause 7 of this Deed, Laird acknowledges receipt from GenCorp of good and valuable consideration, in full and final settlement, discharge, waiver and release of all damages, costs, claims, expenses and/or other sums of whatsoever nature and whether in contract, tort or otherwise, that the Laird Group may now have, may at any time have had and/or may at any time hereafter have, but for the execution of this Deed, against the GenCorp Group arising (whether directly, indirectly, consequentially in contract, tort or otherwise howsoever) from or otherwise in connection with all other acts, matters and/or things covering and/or associated with the Agreement (including, but not limited to the Supply Agreements and obligations that were due to be performed by the parties on or before the date hereof pursuant to the Intellectual Property Deed, the Intellectual Property Assignments and the IT Transitional Services Procurement Agreement each as defined within the Agreement) and all other acts, matters and/or things covering and/or associated with the Agreement and including, without prejudice to the generality of the foregoing all and any claims or rights howsoever arising under the Agreement.

2. GenCorp hereby agrees that, so far as it lies within its reasonable control, it will transfer, or procure the transfer of, the Excluded Properties in Gruchet, France (the "GRUCHET PROPERTY") and in Viersen, Germany, Plant 3 (the "VIERSEN PROPERTY") to Laird (or such company as Laird may nominate), such transfers to take place as soon as practicable and in any event on or before 31 May 2002. The consideration for such transfers shall be on the basis set out in the letter dated 11 February 2002 from Dominic Hudson of Laird to Margaret Hastings-Hale of GenCorp., with such modifications and documentation as GenCorp, acting reasonably, may deem necessary to ensure that the transfers will result in no actual tax (or the use of any tax relief against such tax) or other cost being borne by any member of the GenCorp Group or the current owners of the Gruchet Property and the Viersen Property. Laird shall indemnify the GenCorp Group and the current owners of the Gruchet Property and the Viersen Property on an "after tax basis" for any such tax borne or for the amount of tax saved as a result of the use of such relief and for all and any stamp duty, notarial fees and other costs arising from the transfers. Laird acknowledges and accepts that (i) any transfers will be only to the extent that the parties believed to be the current owners have title; (ii) no warranty or covenant of any description will be given as to title, encumbrances, third party rights, physical condition or any other matters and that each property will be sold "as is" and subject to all encumbrances, rights, charges and other matters that actually or contingently affect the property or anyone having an interest in it; and
       (iii) neither GenCorp or any party under its control will necessarily be able to produce title deeds or other relevant documents.

3. GenCorp agrees and undertakes not to breach the terms of the IT Transitional Services- Procurement Agreement dated 29 December 2000 entered into between Draftex SA and

       GenCorp (the "IT AGREEMENT") before 31 May 2004 the end of the current term of the Atos Agreement (as defined in the IT Agreement), and also agrees and undertakes that it will indemnify the Laird Group, and keep the Laird Group indemnified against all and any losses, claims, liabilities, and costs which the Laird Group may incur as a result of any termination of the IT Agreement by the GenCorp Group prior to the expiry of the Atos Agreement on 31 May 2004, but not more than the total unpaid amount which would have been payable by the GenCorp Group to the Laird Group under the IT Agreement had the IT Agreement remained in full force and effect up to 31 May 2004 being the end of the current term of the Atos Agreement; provided, however, that no payment shall be due from the GenCorp Group pursuant to this clause 3 unless and to the extent that the amount otherwise payable by the GenCorp Group pursuant to this clause 3 exceeds in the aggregate the sum of Euro 500,000.

4. GenCorp hereby agrees to pay, or procure the payment by a member of the Buyer's Group, of Euro 92,020, in respect of its share of the costs and the judgement in connection with the case of Mr Rowland Signorini and the decision of the Cour D'Appel D'Orleans embodied in the judgement of Chambre Solennelle Sociale 17 January 2002. Laird will be responsible for the balance of the judgement and costs amounting, in aggregate, to Euro 12,201. However in the event that GenCorp or a member of the Buyer's Group appeals the decision then GenCorp (on behalf of itself and the Buyer's Group) hereby acknowledges and undertakes that it will then be solely responsible for all and any damages and costs including the Euro 12,201 which would otherwise have been payable by Laird.

5. GenCorp hereby acknowledges and confirms (on its own behalf and on behalf of the GenCorp Group) that the Laird Group may validly retain the sum of Euro 815,000 previously withheld by the Laird Group for rent (and any VAT or sales tax thereon) owing by the GenCorp Group to the Laird
       Group for the Gruchet Property and the Viersen Property. Laird hereby agrees to pay with effect from and after 01 December 2001 in respect of the Viersen Property and the Gruchet Property, by way of reimbursement monthly in arrears the costs (in each case together with any VAT or sales tax or other relevant tax or imposition) in respect of maintenance, heating, insurance and security services provided for the benefit of the Excluded Properties. Such costs to be reimbursed by the Laird Group shall be those evidenced by the production by GenCorp to Laird of appropriate third party supplier invoices or as agreed between GenCorp and Laird if such services are provided by the GenCorp Group and Laird shall continue to reimburse such costs to the GenCorp Group until the Laird Group assumes responsibility for the provision of these services whether before or after the transfer to the Laird Group of the Excluded Properties. It is Laird's intention to assume responsibility for the provision of these services as soon as practicable. The parties confirm and acknowledge that the GenCorp Group obligation to pay the Laird Group Euro 815,000 in respect of rent owing for the Excluded Properties is discharged by the Laird Group's retention referred to in this clause 5.

6. GenCorp hereby acknowledges and confirms (on its own behalf and on behalf of the GenCorp Group) that the Laird Group may validly retain the sum of Euro 500,000 previously withheld by the Laird Group to cover the redundancy payments owed by the GenCorp Group to the Laird Group in connection with the Agreement. The parties confirm and acknowledge that the GenCorp Group obligation to pay the Laird Group Euro 500,000 in respect of the redundancy payments in connection with the Agreement is discharged by the Laird Group's retention referred to in this clause 6.

7.     The parties agree and confirm that:

       (a)    the Indemnities in the Agreement;

       (b) the Tax Deed (entered into between Laird Inc. and others and GenCorp and others dated 29 December 2000);

       (c)    the obligations set out in clause 4.8(c) (of the Agreement); and

       (d) the obligations of the parties that fall to be performed after the date hereof pursuant to the Intellectual Property Deed, the Intellectual Property Assignments and the IT Transitional Services Procurement Agreement

       shall continue in full force and effect in accordance with their original terms and are unaffected by the terms of this Deed.

8. Save as set out in clause 7 of this Deed, the parties to this Deed hereby agree that the Agreement and the other Transaction Documents are varied to the extent that all and any rights, actions or claims (howsoever arising) that the GenCorp Group and the Laird Group might have, now or in the future, under the Transaction Documents are hereby terminated and extinguished with effect on and from the date of this Deed.

8.1 Laird hereby agrees to remit, within three business days after execution of this Deed, all amounts being held by Draftex S.A. pursuant to the Contrat de Commissionnaire between Draftex S.A. and Slic Gruchet S.A. dated 18 April 1996, pursuant to the Contrat de Commissionnaire between Draftex S.A. and Slic Corvol S.A. dated 19 June 1996, and pursuant to the Contrat de Commissionnaire between Draftex S.A. and Snappon S.A. dated 16 April 1996 (collectively, the "COMMISSION CONTRACTS"), except for the amounts authorized to be retained pursuant to clauses 5 and 6 above, and agrees to remit promptly (and in any event within three business days of receipt) to Slic Gruchet S.A., Slic Corvol S.A.S. and/or Snappon S.A. all further amounts collected by Draftex S.A. pursuant to the Commission Contracts without deduction or set off.

9. The parties to this Deed hereby agree that the attached schedule, marked 'A' for the purpose of identification and initialled for and on behalf of the parties, shall be the definitive allocation of the Consideration for the purpose of clause 2.4 of the Agreement subject to making such adjustment as is necessary to reflect the transfer of the Excluded Properties under clause 2 above.

10. Save as amended by this Deed or as a result of the operation of the terms of this Deed, the Agreement and the other Transaction Documents shall continue in full force and effect.

11. Terms defined in the Agreement shall have the same meaning in this Deed save where the context requires otherwise.

12. In this Deed "associated company" shall mean in relation to any company that company's holding company and every subsidiary of that company's holding company within the meaning of section 736 of the Companies Act 1985 and as from time to time amended and/or substituted and "contractor" shall mean and include contractors, sub-contractors, sub-sub-contractors and any further generation of sub-contractor.

13. The parties agree to keep the terms of this Deed confidential and not to disclose its terms to any other party without the prior written consent of the other, unless disclosure is required by law or the rules of a regulatory body and these restrictions apply without limit of time.

14. The parties agree that they will meet their own legal and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Deed. Unless otherwise specified in this Deed, any payments required to be made pursuant to this Deed are required to be made within 15 days after written demand therefor is received from the party to whom payment is due.

15. This Deed (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Deed or its formation) shall be governed by and construed in accordance with English Law in relation to any legal action or proceedings to enforce this Deed or arising out of or in connection with this Deed, each of the parties submits to the non-exclusive jurisdiction of the courts of England for the purpose of hearing and determining any dispute arising out of this Deed.

16. The parties shall do and execute, or procure the doing or execution of, all such further acts and things as are reasonably required to give full effect to the matters contemplated by this Deed (including, but not limited to, the execution of further documentation). This Deed represents the entire agreement of the parties with respect to its subject matter.

17. Each of the members of the GenCorp Group and Laird Group who are given any rights or benefits under this Deed shall be entitled to enforce those rights and benefits against the parties to this Deed in accordance with the Contract (Rights of Third Parties) Act 1999. Save as aforesaid, the operation of the Contract (Rights of Third Parties) Act 1999 is hereby excluded.

18. The provisions of clauses 18 (Variations), 19 (Waiver), 21 (Notices), 22 (Counterparts), 23 (Governing Law and Jurisdiction), 24 (Third Party Rights) and 25 (Assignment) of the Agreement shall apply to this Deed as if the same were incorporated herein mutatis mutandis.


IN WITNESS WHEREOF this document has been executed and delivered as a Deed the day and year first before written.


                            [Signatures on next page]

Executed as a deed by THE LAIRD GROUP                  )
PUBLIC LIMITED COMPANY                                 )
acting by Jonathan C. Silver, Director and             )
Dominic J. L. Hudson, Secretary                        )

/s/ Jonathan C. Silver
                                        Director

/s/ Dominic J. L. Hudson

                                        Secretary



Executed as a deed by Yasmin R. Seyal                   )
duly authorised for and on behalf of                    )
GENCORP INC.                                            )
                                                        )
/s/ Yasmin R. Seyal
Senior Vice President, Finance



Executed as a deed by Henniges Elastomer -              )
und Kunstofftechnik Verwaltungs GmbH                    )
duly authorised for and on behalf of                    )
HENNINGES ELASTOMER UND                                 )
KUNSTOFFTECHNIK GMBH & CO. KG                           )

/s/ Yasmin R. Seyal
Managing Director
Henniges  Elastomer- und  Kunstofftechnik
Verwaltungs GmbH



Executed as a deed by Michael T. Bryant                 )
duly authorised for and on behalf of                    )
GDX AUTOMOTIVE SAS                                      )

/s/ Michael T. Bryant
President



Executed as a deed by Yasmin R. Seyal                   )
duly authorised for and on behalf of                    )
GDX AUTOMOTIVE SL                                       )
                                                        )
/s/ Yasmin R. Seyal
Administrator

SEALS                                                                SCHEDULE A



EURO 000

COMPANY                               VENDOR                  COUNTRY
Draftex Inc                           Laird Inc               USA
Draftex Int Iberica                   Draftex SA              France
Slic Corvol                           Draftex SA              France
Slic Gruchet                          Draftex SA              France
Snappon                               Draftex SA              France
Draftex Beteiligungs                  DIL / DI (No 1)         Germany
  Draftex KG                                                  Germany
  Draftex Optimit                                             Czech
  Draftex Wanyuan                                             China
  DIETC                                                       Germany
  WWHQ                                                        Germany
  Adjustments
Draftex Int (Pribor)                  DIL                     France


Total





------------------------------------------------------------------------------------------------------
ACTUAL  CONSIDERATION
                                                 EXTERNAL
        BASIC          PRICE         GROUP           DEBT
        PRICE         ADJUST          DEBT       / (CASH)        CONSIDERATION          CONSIDERATION
       70,000        (8,486)             0        (2,986)             64,500                 64,500
       26,000           (95)           798          (856)             25,963                 25,963
       12,500          (992)       (1,477)          (434)             13,419                 13,419
       25,000        (9,882)         (643)          2,434             13,327                 13,327
       12,500        (9,987)           759             91              1,663                  1,663
       97,000          4,651             0              0            101,651                 57,732
                                    14,756          5,103           (19,859)
                                     9,636          2,896           (12,532)
                                         0          2,242            (2,242)
                                     7,537          (784)            (6,753)
                                     2,618           (85)            (2,533)
                                         0              0                  0
            0                            0              0                  0                      0

------------------------------------------------------------------------------------------------------
      243,000       (24,791)        33,984          7,621            176,604                176,604
------------------------------------------------------------------------------------------------------